Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LONG BLOCKCHAIN CORP.

Pursuant to Section 242 of the

General Corporation Law of Delaware

The undersigned Chief Executive Officer of Long Blockchain Corp. (the “Corporation”) does hereby certify:

FIRST: The name of the Corporation is Long Blockchain Corp.

SECOND: The certificate of incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting the following new first paragraph of Article FOURTH in lieu thereof:

“FOURTH: The total number of shares of stock the Corporation is authorized to issue is 135,000,000 shares of common stock and 1,000,000 shares of preferred stock and the par value of each of such shares is $.0001 per share.”

THIRD: The foregoing amendment to the Corporation’s certificate of incorporation was duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this certificate of amendment on this 15th day of May, 2019.

/s/ Andy Shape
Andy Shape, Chief Executive Officer